Triton Emission Solutions Inc. Arranges Additional Bridge Financing with its President

SAN JUAN, PUERTO RICO– (Newsfile – November 12, 2015) – Triton Emission Solutions Inc. (OTCQB: DSOX) (“Triton” or the “Company”) is pleased to announce it has arranged a bridge financing with Rasmus Norling, the Company’s CTO and President.

According to the terms of the bridge financing, Mr. Norling agreed to lend the Company $200,000 in exchange for a non-secured promissory note accumulating interest at 6% per annum compounded monthly. The loan will become due and payable on demand however, not earlier than 90 days following execution of the bridge financing.  The current bridge financing is in addition to the loan the Company received from Mr. Norling on July 28, 2015 (please refer to the news release the Company issued on August 5, 2015).

For additional information on the terms of the bridge financing please refer to Form 8-K filed by the Company with the Securities and Exchange Commission on November 12, 2015.

About Triton Emission Solutions Inc.:

Triton Emission Solutions Inc. develops and markets environmental and pollution emission control solutions to a worldwide market.

Triton Emission Solutions Inc.’s proprietary DSOX-15 and DSOX-20 Fuel Purification Systems, and the Company’s exhaust gas scrubber technology, NJORD, are cost-effective technologies designed to reduce harmful chemical emissions into the ocean and atmosphere in an effort to meet the increased emissions regulations that came into effect on January 1, 2015. These technologies are currently aimed at the maritime industry which includes vessels for cruise-line, freight shipping and tanker companies and can be installed during normal vessel operation without the need to use expensive dry dock time. These technologies have worldwide applications that are not limited to the maritime industry.

On behalf of the Board of Directors, Anders Aasen, Chief Executive Officer.

For further information about Triton Emission Solutions Inc. please visit the Company's website at www.tritoninc.com or contact us at 561-440-DSOX.

Forward Looking Statements

This press release may contain forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects”, “intends”, “estimates”, “projects”, “anticipates”, “believes”, “could”, and other similar words. All statements addressing product performance, events, or developments that Triton Emission Solutions Inc. expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in Triton Emission Solutions Inc.’s Quarterly and Annual Reports filed with the United States Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should any of Triton Emission Solutions Inc.’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Triton Emission Solutions Inc.’s forward-looking statements. Except as required by law, Triton Emission Solutions Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Triton Emission Solutions Inc. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE Triton Emission Solutions Inc.